REMARKETING AGREEMENT, dated as of April 24, 1998 (the
"Remarketing Agreement"), between:

          STEWART ENTERPRISES, INC., a Louisiana corporation (the
     "Company"); and

          NATIONSBANC MONTGOMERY SECURITIES LLC ("NMS" and, in its capacity as the remarketing dealer hereunder, the "Remarketing Dealer").

          WHEREAS, the Company has issued $200,000,000 aggregate principal amount of its 6.40% Remarketable Or Redeemable Securities Due May 1, 2013 (Remarketing Date May 1, 2003) (the "ROARS")1 pursuant to an Indenture, dated as of December 1, 1996 (the "Indenture"), between the Company and Citibank, N.A., as trustee (in such capacity, the "Trustee"), as supplemented by the First Supplemental Indenture (the "Supplemental Indenture") dated as of April 24, 1998 between the Company and the Trustee (as supplemented, the "Indenture"); and

          WHEREAS, the ROARS are being sold initially pursuant to an underwriting agreement, dated April 21, 1998 (the
"Underwriting Agreement"), between the Company and the underwriters named therein, including NMS; and

          WHEREAS, the Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (No. 333-14467) under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the offering of Debt Securities, including the ROARS, which registration statement was declared effective by order of the Commission, and has filed such amendments thereto and such amended prospectuses as may have been required to the date hereof (such registration statement (No. 333-14467), including any amendments and supplements thereto, and including any preliminary or final prospectus relating to the offering of Debt Securities by the Company constituting a part thereof and all documents incorporated therein by reference, as from time to time amended or supplemented pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), the 1933 Act, or otherwise, are referred to herein as the "Registration Statement" and the "Prospectus", respectively, except that (i) if any new registration statement is filed by the Company and declared effective by order of the Commission in connection with the remarketing of the ROARS, the term "Registration Statement" shall refer to such new registration statement, from and after the time it becomes effective, including all documents incorporated therein by reference, as from time to time amended or supplemented, and (ii) if any revised or supplemented prospectus shall be provided to the Remarketing Dealer by the Company for use in connection with the remarketing of the ROARS which differs from the Prospectus on file at the Commission at the time the Registration Statement became effective (whether or not such revised or supplemented prospectus is required to be filed by the Company pursuant to Rule 424(b) of the rules and regulations under the 1933 Act (the "1933 Act Regulations")), the term "Prospectus" shall refer to such revised or supplemented prospectus from and after the time it is first provided to the Remarketing Dealer for such use, and includes all documents incorporated therein by reference, as from time to time amended or supplemented); and

          WHEREAS, NMS is prepared to act as the Remarketing Dealer with respect to the remarketing of the ROARS on May 1, 2003 (the "Remarketing Date") pursuant to the terms of, but subject to the conditions set forth in, this Agreement;

          NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

          Section 1. Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Indenture (including in the form of the ROARS issued thereunder).

          Section 2.  Representations and Warranties.

          (a) The Company represents and warrants to the Remarketing Dealer as of the date hereof, the Notification Date (as defined below), the Determination Date (as defined below), the Remarketing Date and each date thereafter, if any, of an amended prospectus supplement pursuant to Section 3(e) relating to the ROARS (each of the foregoing dates being hereinafter referred to as a "Representation Date"), that (i) it has made all the filings with the Commission that it is required to make under the 1934 Act and the rules and regulations thereunder (the "1934 Act Regulations") (collectively, and together with any voluntary filings made by the Company under the 1934 Act, the "1934 Act Documents"), (ii) each 1934 Act Document complies in all material respects with the requirements of the 1934 Act and 1934 Act Regulations, and each 1934 Act Document did not at the time of filing with the Commission include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iii) the Prospectus will not, as of the Remarketing Date and each date thereafter, if any, of an amended prospectus supplement pursuant to Section 3(e) relating to the ROARS, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The Company further represents and warrants to the Remarketing Dealer as of each Representation Date as follows:

          (i) The accountants who certified the financial statements and supporting schedules included or incorporated by reference in the 1934 Act Documents are independent public accountants as required by the 1933 Act and the 1933
     Act Regulations.

          (ii) The consolidated financial statements included or incorporated by reference in the Registration Statement and Prospectus, together with any related schedules and notes, present fairly the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries at the dates indicated and the results of their operations and the changes in their cash flow for the periods specified and comply with the applicable accounting requirements of the 1933 Act; said financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, except as expressly described therein. Any supporting schedules included or incorporated by reference in the 1934 Act Documents present fairly in accordance with GAAP the information required to be stated therein. Any pro forma financial statements and the related notes thereto included or incorporated by reference in the 1934 Act Documents present fairly the information shown therein, have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

          (iii) Since the respective dates as of which information is given in the Registration Statement and the Prospectus (including documents incorporated therein by reference), except as otherwise stated therein, (x) there has been no material adverse change in the condition, financial or otherwise, earnings, affairs or business of the Company and its subsidiaries considered as a whole, whether or not arising in the ordinary course of business, and (y) there have been no material transactions entered into by the Company or any of its subsidiaries other than those, including acquisitions, in the ordinary course of business.

          (iv) The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Louisiana with corporate power and authority to own, lease and operate its properties and conduct its business as described in the Registration Statement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which it owns or leases property or in which the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the condition, financial or otherwise, earnings, affairs or business of the Company and its subsidiaries considered as a whole (a "Material Adverse Effect"), whether or not arising in the ordinary course of business.

          (v) Each of the subsidiaries of the Company has been duly incorporated or formed and, is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which its ownership of property or conduct of its business requires such qualification (except where the failure to so qualify or be in good standing would not have a Material Adverse Effect), and has power and authority necessary to own, lease or operate its properties, to conduct the business in which it is engaged; except as otherwise disclosed in the 1934 Act Documents, all of the issued and outstanding capital stock of each corporate subsidiary that is held of record by the Company or a subsidiary of the Company has been duly authorized and validly issued, is fully paid and nonassessable, except to the extent failure to be would not have a Material Adverse Effect, and such capital stock or equity interests in each subsidiary that are owned by the Company, directly or through subsidiaries, are held free and clear of any mortgage, pledge, lien, encumbrance or claim not permitted by the Indenture.

          (vi) This Agreement has been duly authorized, executed and delivered by the Company.

          (vii) The Indenture has been validly authorized, executed and delivered by the Company and duly qualified under the Trust Indenture Act of 1939, as amended (the "1939 Act"), and, assuming it has been duly executed and delivered by the Trustee, constitutes the legally binding obligation of the Company.

          (viii) The ROARS have been validly authorized and executed by the Company and authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in the Underwriting Agreement, and constitute legally binding obligations of the Company entitled to the benefits of the Indenture.

          (ix) Neither the Company nor any of its subsidiaries is in violation of its corporate charter or by-laws or in default under any agreement, indenture or instrument, except for such violations or defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Indenture and the ROARS and the consummation of the transactions contemplated herein and in the Prospectus (including the issuance and sale of the ROARS and the use of the proceeds from the sale thereof as described in the Prospectus under the caption "Use of Proceeds") have been duly authorized by all necessary corporate action and do not and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any such subsidiary pursuant to, any material agreement, indenture or instrument to which the Company or any such subsidiary is a party or by which it is bound or to which any of its property or assets is subject, nor will such action result in a material violation of the charter or by-laws of the Company or any such subsidiary or any order, rule or regulation of any court or governmental agency having jurisdiction over the Company or any such subsidiary or its property.

          (x) Except as set forth in the Prospectus (including documents incorporated therein by reference), there is no action, suit or proceeding before any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any subsidiary, that might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, earnings, affairs or business of the Company and its subsidiaries considered as a whole, or which might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder.

          (xi) No consent, approval, authorization, order or decree of, or filing or registration with, any court or governmental agency or body is required for the execution, delivery and performance by the Company of this Agreement and the Indenture or the consummation of the transactions contemplated hereby and thereby or in connection with the remarketing of the ROARS pursuant hereto, except such as have been already obtained or will be obtained as of the time required.

          (xii) The Company and its subsidiaries possess adequate certificates, authorities, licenses or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority, license or permit that, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

          (xiii) The Company and each of its subsidiaries has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it and necessary in the conduct of the business of the Company or such subsidiary in each case free and clear of all liens, encumbrances and defects except (x) such as are referred to in the Prospectus (including documents incorporated therein by reference) or (y) such as do not individually or in the aggregate have a Material Adverse Effect.

          (xiv) Neither the Company nor any of its subsidiaries is an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

          (xv) The ROARS are rated at least "Baa3" by Moody's Investors Service, Inc., at least "BBB" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., or, in each case, such other rating as to which the Company shall have most recently notified the Remarketing Dealer pursuant to Section 3(a) hereof.

          (c) Any certificate signed by any director or officer of the Company and delivered to the Remarketing Dealer or to counsel for the Remarketing Dealer in connection with the remarketing of the ROARS shall be deemed a representation and warranty by the Company to the Remarketing Dealer as to the matters covered thereby.

          Section 3.  Covenants of the Company.  The Company
covenants with the Remarketing Dealer as follows:

          (a) The Company will provide prompt notice by telephone, confirmed in writing (which may include facsimile or other electronic transmission), to the Remarketing Dealer of the occurrence at any time of any event set forth in clause (i), (ii) or (v) or the first subclause of clause (iii) of Section 8(d) of this Agreement.

          (b) The Company will furnish to the Remarketing Dealer promptly upon its request:

          (i) the Registration Statement, the Prospectus and any prospectus supplement relating to the ROARS (including in each case any amendment or supplement thereto, each exhibit thereto and each document incorporated therein by reference);

          (ii) copies of each report or other document, including each 1934 Act Document, mailed to or filed by the Company with the Commission after the date hereof (including in each case any exhibit attached thereto and document incorporated therein by reference); and

          (iii) in connection with the Remarketing Dealer's due diligence described below relating to the remarketing of the ROARS, such other information as the Remarketing Dealer may reasonably request from time to time, in such form as the Remarketing Dealer may reasonably request, including, but not limited to, the financial condition of the Company or any subsidiary thereof.

The Company agrees to provide the Remarketing Dealer with as many copies of the foregoing written materials and other Company-approved information as the Remarketing Dealer may reasonably request for use in connection with the remarketing of ROARS and consents to the use thereof in compliance with any applicable laws for such purpose and agrees to provide the Remarketing Dealer with the opportunity to perform customary due diligence with respect to the Company and its subsidiaries from time to time in advance of the Remarketing Date as the Remarketing Dealer may reasonably request.

          (c) If, at any time from the Notification Date through the end of the 45 Business Day period described in (e) below, any event or condition known to the Company relating to or affecting the Company, any subsidiary thereof or the ROARS shall occur which would reasonably be expected to cause the Prospectus to contain an untrue statement of a material fact or omit to state a material fact, the Company shall promptly notify the Remarketing Dealer in writing of the circumstances and details of such event or condition.

          (d) So long as the ROARS are outstanding, the Company will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

          (e) The Company will comply with the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations and the 1939 Act and the rules and regulations of the Commission thereunder so as to permit the completion of the remarketing of the ROARS as contemplated in this Agreement and in each Prospectus. Except as provided below, if at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the ROARS on or after the Remarketing Date, any event shall occur or condition shall exist as a result of which it is necessary, in the reasonable opinion of counsel for the Remarketing Dealer or for the Company, to amend the Registration Statement or amend or supplement any Prospectus in order that such Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or file a new registration statement or amend or supplement any Prospectus or issue a new prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations and the Commission's interpretations of the 1933 Act and the 1933 Act Regulations, the Company, at its expense, will promptly (i) prepare and file with the Commission such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or any such Prospectus comply with such requirements, or prepare and file any such new registration statement and prospectus as may be necessary for such purpose and (ii) furnish to the Remarketing Dealer such number of copies of such amendment, supplement or other document as the Remarketing Dealer may reasonably request; provided that
(a) the Company shall be obligated to perform the agreements set forth in (i) and (ii) above during the period ending on the 45th Business Day after the Remarketing Date, and (b) subsequent to the 45th Business Day after the Remarketing Date, the Company may suspend its obligation to comply with the agreements set forth in
(i) and (ii) above and the Remarketing Dealer shall suspend the use of the Prospectus or any sales of the ROARS that would require the delivery of a prospectus under the 1933 Act if (x) in the reasonable opinion of counsel to the Company, the Company would be required to amend the Registration Statement or amend or supplement any Prospectus to disclose (A) information relating to corporate developments or business transactions involving the Company or its subsidiaries that is not otherwise then required by law to be publicly disclosed, or (B) financial or other information relating to parties to such business transactions that is not readily available to the Company, and (y) in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, such disclosure at such time could materially and adversely affect the Company or any such corporate development or business transaction contemplated by the Company or its subsidiaries, or such disclosure would be unduly burdensome or impracticable for the Company to provide. If the Remarketing Dealer has elected to remarket the ROARS and the Company has not elected to redeem the ROARS, and if as of the Remarketing Date the Company is obligated, pursuant to the preceding provisions of this paragraph, to file and have declared effective a new registration statement or to provide the Remarketing Dealer with a Prospectus, then the Company shall, at its expense, on the Remarketing Date furnish to the Remarketing Dealer an officers' certificate, an opinion, including a statement relating to the absence of material misstatements in or omissions from the Registration Statement and the Prospectus, of counsel for the Company reasonably satisfactory to the Remarketing Dealer and a "comfort letter" from the Company's independent accountants, in each case in form and substance reasonably satisfactory to the Remarketing Dealer, of the same tenor as the officers' certificate, opinion and comfort letter, respectively, delivered pursuant to the Underwriting Agreement, but modified to relate to the Registration Statement and each Prospectus as amended or supplemented to the date thereof or such new registration statement and Prospectus.

          (f) The Company agrees that neither it, nor any of its subsidiaries or affiliates whose ownership would cause the ROARS to be deemed to be no longer outstanding, shall defease, purchase or otherwise acquire, or enter into any agreement to defease, purchase or otherwise acquire, any of the ROARS prior to the remarketing thereof by the Remarketing Dealer, other than pursuant to Section 4(g) or 4(h) of this Agreement.

          (g) The Company will comply with each of the covenants set forth in the Underwriting Agreement.

          Section 4.  Appointment and Obligations of the
Remarketing Dealer.

          (a) Unless this Agreement is otherwise terminated in accordance with Section 11 hereof, in accordance with the terms, but subject to the conditions, of this Agreement, the Company hereby appoints NMS, and NMS hereby accepts such appointment, as the exclusive Remarketing Dealer with respect to $200,000,000 aggregate principal amount of ROARS, subject further to redemption of the ROARS in accordance with clause (g) or (h) of this Section 4.

          (b) The obligations of the Remarketing Dealer hereunder with respect to the ROARS to be remarketed on the Remarketing Date are conditioned on (i) the issuance and delivery of such ROARS pursuant to the terms and conditions of the Underwriting Agreement and (ii) the Remarketing Dealer's election on the Notification Date to purchase the ROARS for remarketing on the Remarketing Date. If the Remarketing Dealer has elected to remarket the ROARS pursuant to clause (c) below, the Remarketing Dealer shall not be obligated to set the Interest Rate to Maturity (as defined below) on any ROARS, to remarket any ROARS or to perform any of the other duties set forth herein at any time after the Notification Date in the event that (i) any of the conditions set forth in clause (a), (b) or (c) of Section 8 hereof shall not have been fully and completely met to the reasonable satisfaction of the Remarketing Dealer, or (ii) any of the events set forth in clause (d) of Section 8 hereof shall have occurred after the Remarketing Dealer makes such election.

           (c) If the Remarketing Dealer notifies the Company and the Trustee on the fifth Business Day prior to the Remarketing Date (the "Notification Date"), no later than 4:00 p.m. New York City time, of its intention to purchase all but not less than all the ROARS on the Remarketing Date, all of the ROARS shall be subject to mandatory tender to the Remarketing Dealer for purchase and remarketing on the Remarketing Date, and the Remarketing Dealer shall purchase the ROARS on the Remarketing Date, upon the terms and subject to the conditions described herein. The purchase price of the ROARS shall be equal to 100% of the aggregate principal amount thereof, and the Company shall pay interest on the ROARS as described in Section 4(f) herein.

          (d) If the Remarketing Dealer elects to remarket the ROARS as provided in clause (c) above, by 3:30 p.m., New York City time, on the third Business Day immediately preceding the Remarketing Date (the "Determination Date"), the Remarketing Dealer shall determine the Interest Rate to Maturity to the nearest thousandth (0.001) of one percent per annum. The "Interest Rate to Maturity" shall be equal to the sum of 5.44% (the "Base Rate") and the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the ROARS.

          The "Applicable Spread" shall be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the ROARS at the Dollar Price, but assuming (i) an issue date that is the Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date that is the Stated Maturity Date and (iii) a stated annual interest rate equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the actual purchasers of the ROARS ("Beneficial Owners") and Holders of the ROARS, the Company and the Trustee.

          "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities comparable to the remaining term of the ROARS being purchased by the Remarketing Dealer.

          "Comparable Treasury Price" means, with respect to the Remarketing Date, (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on the Determination Date, (i) the average of the Reference Treasury Dealer Quotations (as defined below) for the Remarketing Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets.

          "Dollar Price" means, with respect to the ROARS, the present value, as of the Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Remarketing Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below).

          "Reference Corporate Dealer" means each of NationsBanc Montgomery Securities LLC, Bear, Stearns & Co. Inc., Citicorp Securities, Inc. and two others to be selected by the Company at a later date and their respective successors; provided that if any of the foregoing or their affiliates shall cease to be a leading dealer of publicly traded debt securities of the Company (a "Primary Corporate Dealer"), the Remarketing Dealer shall substitute therefor another Primary Corporate Dealer.

          "Reference Treasury Dealer" means each of NationsBanc Montgomery Securities LLC, Bear, Stearns & Co. Inc., Citicorp Securities, Inc. and two others to be selected by the Company at a later date and their respective successors; provided that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

          "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., on the Determination Date.

          "Remaining Scheduled Payments" means, with respect to the ROARS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Remarketing Date to and including the Stated Maturity Date; provided that if the Remarketing Date is not an Interest Payment Date with respect to the ROARS, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate only, will be reduced by the amount of interest accrued thereon, calculated at the Base Rate only, to the Remarketing Date.

          "Treasury Rate" means, with respect to the Remarketing Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues, assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price for the Remarketing Date.

          (e) If the Remarketing Dealer elects to remarket the ROARS as provided in clause (c) above, the Remarketing Dealer shall notify the Company, the Trustee and The Depository Trust Company ("DTC") by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m., New York City time, on the Determination Date of the Interest Rate to Maturity applicable to the ROARS effective from and including the Remarketing Date.

          (f) If the Remarketing Dealer elects to remarket the ROARS as provided in clause (c) above, then, subject to the conditions in Section 8 and the Company's rights in Section 4(h), the Remarketing Dealer shall deliver the purchase price for the ROARS to the Trustee by 3:00 p.m. New York City time on the Business Day immediately preceding the Remarketing Date for payment to the DTC participant of each Beneficial Owner of ROARS, through DTC in accordance with the procedures of DTC against delivery or deemed delivery through DTC of such Beneficial Owner's ROARS. The purchase price of the ROARS shall be equal to 100% of the aggregate principal amount thereof. The Company shall make, or cause the Trustee to make, payment of interest due on the Remarketing Date to each Beneficial Owner of ROARS by book entry through DTC by the close of business on the Remarketing Date.

          (g) Subject to Section 11(c) of this Agreement, in the event that (i) the Remarketing Dealer for any reason does not notify the Company of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the Determination Date, (ii) prior to the Remarketing Date, the Remarketing Dealer resigns and no successor has been appointed on or before the Determination Date, (iii) at any time after the Remarketing Dealer elects on the Notification Date to remarket the ROARS, the Remarketing Dealer shall have elected to terminate this Agreement as provided in Section 11(b),
(iv) the Remarketing Dealer for any reason does not elect, by notice to the Company and the Trustee not later than 4:00 p.m. New York City time on the Notification Date, to purchase the ROARS for remarketing on the Remarketing Date, (v) the Remarketing Dealer for any reason does not deliver the purchase price of the ROARS to the Trustee by 3:00 p.m. New York City time on the Business Day immediately preceding the Remarketing Date, or (vi) the Company for any reason fails to pay for and redeem the ROARS following the Company's election to effect such redemption as specified in Section 4(h) of this Agreement, the Company shall redeem the ROARS from the holders as a whole on the Remarketing Date at a price equal to 100% of the aggregate principal amount of the ROARS plus all accrued and unpaid interest, if any, on the ROARS to the Remarketing Date. In any such case, payment will be made by the Company through the Trustee to the DTC participant of each Beneficial Owner of ROARS, by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's ROARS.

          (h) If the Remarketing Dealer elects to remarket the ROARS as provided in clause (c) above, then not later than 4:00 p.m. New York City time on the Business Day immediately preceding the Determination Date, the Company shall notify the Remarketing Dealer and the Trustee if the Company irrevocably elects to exercise its right to redeem the ROARS, in whole but not in part, on the Remarketing Date. If the Company gives such notice to the Remarketing Dealer and the Trustee, then (i) the Remarketing Dealer will be deemed to have elected not to remarket the ROARS,
(ii) the Company shall redeem the ROARS from the holders as a whole on the Remarketing Date at a price equal to 100% of the aggregate principal amount of the ROARS plus all accrued and unpaid interest, if any, on the ROARS to the Remarketing Date (such payment to be made by the Company through the Trustee to the DTC participant of each Beneficial Owner of ROARS, by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's ROARS) and (iii) the Company will pay the Calculation Amount to the Remarketing Dealer as provided in Section 11(e) of this Agreement.

          (i) The tender and settlement procedures set forth in this Section 4, including provisions for payment by purchasers of ROARS in the remarketing or for payment to the selling Beneficial Owners of ROARS, shall be subject to modification to the extent required by DTC or, if the book-entry system is no longer available for the ROARS at the time of the remarketing, to the extent required to facilitate the tendering and remarketing of ROARS in certificated form. In addition, the Remarketing Dealer may modify (with the consent of the Trustee to the extent required by the Indenture) the settlement procedures set forth in the Indenture and/or the ROARS in order to facilitate the settlement process in any manner not contrary to the Indenture or adverse to the interests of the Holders of the ROARS; provided, that such procedures must, in the reasonable opinion of the Company, allow the Company sufficient time to fund the redemption of the ROARS on the Remarketing Date.

          (j) The Company will (i) use its best efforts to maintain the ROARS in book-entry form with DTC or any successor thereto and to appoint a successor depository to the extent necessary to maintain the ROARS in book-entry form and (ii) waive any discretionary right it otherwise may have under the Indenture to cause the ROARS to be issued in certificated form.

          Section 5. Fees and Expenses. Subject to Section 11 of this Agreement, for its services in performing its duties set forth herein, the Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company.

          Section 6. Resignation of the Remarketing Dealer. The Remarketing Dealer may resign and be discharged from its duties and obligations hereunder at any time, such resignation to be effective 10 Business Days after delivery of a written notice to the Company and the Trustee of such resignation. The Remarketing Dealer also may resign and be discharged from its duties and obligations hereunder at any time, such resignation to be effective immediately, upon termination of this Agreement in accordance with Section 11(b) hereof. It shall be the sole obligation of the Company to appoint a successor Remarketing Dealer.

          Section 7. Dealing in the ROARS; Purchase of ROARS by the Company.

          (a) NMS, when acting as the Remarketing Dealer or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the ROARS. NMS, as Holder or Beneficial Owner of the ROARS, may exercise any vote or join as a Holder or Beneficial Owner, as the case may be, in any action which any Holder or Beneficial Owner of ROARS may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. The Remarketing Dealer, in its capacity either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

          (b) Neither the Company nor any of its affiliates may agree to purchase ROARS from any Reference Corporate Dealer during the period of time they are submitting a bid in connection with the remarketing contemplated by this Agreement unless the Remarketing Dealer is able to confirm that the Applicable Spread established in such remarketing would not be different than the Applicable Spread that would have been established had neither the Company nor any of its affiliates agreed to purchase ROARS from any such Reference Corporate Dealer in such remarketing.

          Section 8. Conditions to Remarketing Dealer's Obligations. The obligations of the Remarketing Dealer under this Agreement have been undertaken in reliance on, and shall be subject to, (a) the due performance in all material respects by the Company of its obligations and agreements as set forth in this Agreement and the accuracy on each Representation Date of the representations and warranties in this Agreement and any certificate delivered pursuant hereto, (b) the due performance in all material respects by the Company of its obligations and agreements set forth in, and the accuracy in all material respects as of the dates specified therein of the representations and warranties contained in, the Underwriting Agreement, (c) the submission of a bid by at least one Reference Corporate Dealer on the Determination Date to purchase the full aggregate principal amount of the ROARS at the Dollar Price, and (d) the further condition that none of the following events shall have occurred after the Remarketing Dealer elects on the Notification Date to remarket the ROARS:

          (i) the rating of any securities of the Company shall have been down graded or put under surveillance or review with negative implications, including being put on what is commonly termed a "watch list," or withdrawn by a nationally recognized statistical rating agency;

          (ii) without the prior written consent of the Remarketing Dealer, the Indenture (including the ROARS) shall have been amended in any manner, or otherwise contain any provision not contained therein as of the date hereof, that in either case in the reasonable judgment of the Remarketing Dealer materially changes the nature of the ROARS or the remarketing procedures (it being understood that, notwithstanding the provisions of this clause (ii), the Company shall not be prohibited from amending the Indenture);

          (iii) trading in any securities of the Company shall have been suspended or materially limited by the Commission, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market shall have been suspended or materially limited, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices shall have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or if a banking moratorium shall have been declared by either Federal or New York authorities;

          (iv) there shall have occurred any material adverse change in the financial markets in the United States, any outbreak of hostilities involving the United States or escalation thereof or other calamity or crisis or any material change in existing national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the reasonable judgment of the Remarketing Dealer, impracticable to remarket the ROARS or to enforce contracts for the sale of the ROARS;

          (v) an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the ROARS shall have occurred and be continuing;

          (vi) a material adverse change in the condition, financial or otherwise, earnings, affairs or business of the Company and its subsidiaries considered as a whole, whether or not arising in the ordinary course of business, the effect of which is such as to make it, in the reasonable judgment of the Remarketing Dealer, impracticable to remarket the ROARS or to enforce contracts for the sale of the ROARS, shall have occurred since the Notification Date or since the respective dates as of which information is given in the 1934 Act Documents;

          (vii) if required pursuant to Section 3(e) of this Agreement, the Company shall fail to furnish to the Remarketing Dealer on the Remarketing Date the officers' certificate, opinion and comfort letter referred to in
     Section 3(e) of this Agreement and such other documents and opinions as counsel for the Remarketing Dealer may reasonably require for the purpose of enabling such counsel to pass upon the sale of ROARS in the remarketing as herein contemplated and related proceedings, or in order to evidence the accuracy and completeness of any of the representations and warranties, or the fulfillment of any of the conditions, herein contained; and the Remarketing Dealer shall have failed to receive on the Remarketing Date a certificate of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President of the Company, and the Treasurer or an Assistant Treasurer of the Company, dated as of the Remarketing Date, to the effect that (i) the representations and warranties in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Remarketing Date, (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under this Agreement at or prior to the Remarketing Date and (iii) none of the events specified in the preceding clause (d) has occurred; or

          (viii) the ROARS are not maintained in book-entry form with DTC or any successor thereto; provided, that the Remarketing Dealer, in its sole discretion and subject to receipt of an opinion of counsel for the Company reasonably satisfactory to the Remarketing Dealer, may waive the foregoing condition if in the Remarketing Dealer's judgment the Indenture and the ROARS can be amended, and they are amended, so as to permit the remarketing of the ROARS in certificated form and otherwise as contemplated herein.

          (e) In furtherance of the foregoing, the effectiveness of the Remarketing Dealer's election on the Notification Date to remarket the ROARS shall be subject to the condition that the Remarketing Dealer shall have received a certificate of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, or a Vice President of the Company, and the Treasurer or an Assistant Treasurer of the Company, dated as of the Notification Date, to the effect that
(i) the Company has, prior to the Remarketing Dealer's election on the Notification Date to remarket the ROARS, provided the Remarketing Dealer with notice of all events as required under
Section 3(a) of this Agreement, (ii) the representations and warranties in this Agreement are true and correct at and as of the Notification Date and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under this Agreement at or prior to the Notification Date. Such certificate shall be delivered by the Company to the Remarketing Dealer as soon as practicable following notification by the Remarketing Dealer to the Company on the Notification Date of its election to remarket the ROARS and in any event prior to the Determination Date.

     In the event of the failure of any of the foregoing conditions in this Section 8, the Remarketing Dealer may terminate its obligations under this Agreement or redetermine the Interest Rate to Maturity as provided in Section 11.

          Section 9.  Indemnification.

          (a) The Company agrees to indemnify and hold harmless the Remarketing Dealer and its officers, directors and employees and each person, if any, who controls the Remarketing Dealer within the meaning of Section 20 of the 1934 Act (the "Remarketing Dealer Indemnitees") against any loss, liability, claim, damage and expense whatsoever, as incurred, arising out of
(i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus (including any incorporated documents), or (ii) the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or (iii) the acts or omissions of the Remarketing Dealer in connection with its duties and obligations to determine the Interest Rate to Maturity hereunder except to the extent finally judicially determined to be due to its gross negligence or willful misconduct, and will reimburse the Remarketing Dealer Indemnitees for expenses reasonably incurred in investigating or defending against any such loss, liability, claim or damage, as incurred, including the reasonable fees and disbursements of counsel; provided that the foregoing indemnity shall not apply to any losses, liabilities, claims, damages and expenses to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Remarketing Dealer expressly for use in the Registration Statement or the Prospectus.

          (b) The Remarketing Dealer agrees to indemnify and hold harmless the Company, its directors and each of its officers who signed the Registration Statement (the "Company Indemnitees") from and against any loss, liability, claim, damage and expense, as incurred, and will reimburse the Company Indemnitees for expenses reasonably incurred in investigating or defending against any such loss, liability, claim or damage, as incurred, including the reasonable fees and disbursements of counsel, but only with respect to untrue statements or omissions or alleged untrue statements or omissions made in the Registration Statement or the Prospectus in reliance upon and in conformity with information furnished to the Company in writing by the Remarketing Dealer expressly for use in such Registration Statement or the Prospectus. The indemnity agreement in this clause (b) shall extend upon the same terms and conditions to each person, if any, who controls the Company within the meaning of Section 20 of the 1934 Act.

          (c) In case any action or proceeding (including any governmental or regulatory investigation or proceeding) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 9, such person (hereinafter called the indemnified party) shall promptly notify the person against whom such indemnity may be sought (hereinafter called the indemnifying party) in writing and the indemnifying party shall be entitled to assume the defense thereof and, upon request of the indemnified party, shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate and shall pay the fees and disbursements of such counsel related to such proceeding. In any such action or proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. In the case of any such separate counsel for the Remarketing Dealer Indemnitees, such counsel shall be designated in writing by the Remarketing Dealer. In the case of any such separate counsel for the Company Indemnitees, such counsel shall be designated in writing by the Company. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment in accordance with this Agreement. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 9 or Section 10 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

          (d)  The indemnity agreements contained in this
Section 9 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Dealer or the Company, and shall survive the termination or cancellation of this Agreement and the remarketing of any ROARS hereunder.

          Section 10. Contribution. If the indemnification provided for in Section 9 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Remarketing Dealer on the other hand from the remarketing of the ROARS pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Remarketing Dealer on the other hand in connection with the acts, failures to act, statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

     The relative benefits received by the Company on the one hand and the Remarketing Dealer on the other hand in connection with the remarketing of the ROARS pursuant to this Agreement shall be deemed to be in the same respective proportions as (i) the total net proceeds from the initial offering (before deducting expenses) of the ROARS received by the Company, and
(ii) (A) the aggregate positive difference, if any, between the price at which the ROARS are sold by the Remarketing Dealer in the remarketing and the price paid by the Remarketing Dealer for the ROARS on the Remarketing Date, plus (B) the total underwriting discount and commissions received by the Remarketing Dealer in the initial offering of the ROARS.

     The relative fault of the Company on the one hand and the Remarketing Dealer on the other hand shall be determined by reference to, among other things, the responsibility hereunder of the applicable party for any act or failure to act relating to the losses, liabilities, claims, damages or expenses incurred or, in the case of any losses, liabilities, claims, damages or expenses arising out of any untrue or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or the omission or alleged omission to state a material fact therefrom, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Remarketing Dealer and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company and the Remarketing Dealer agree that it would not be just and equitable if contribution pursuant to this
Section 10 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 10. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 10 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such act or failure to act or untrue or alleged untrue statement or omission or alleged omission.

     Notwithstanding the provisions of this Section 10, the Remarketing Dealer shall not be required to contribute any amount in excess of the amount by which the total price at which the ROARS remarketed by it and resold to the public were sold to the public exceeds the amount of any damages which the Remarketing Dealer has otherwise been required to pay by reason of any act or failure to act for which it is responsible hereunder or any untrue or alleged untrue statement or omission or alleged omission.

     No person guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     For purposes of this Section 10, each person, if any, who controls the Remarketing Dealer within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Remarketing Dealer, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or
Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

          Section 11.  Termination of Remarketing Agreement or
Redetermination of Interest Rate to Maturity.

          (a) This Agreement shall terminate as to the Remarketing Dealer on the effective date of the resignation of the Remarketing Dealer pursuant to Section 6 hereof or the redemption of the ROARS by the Company pursuant to Section 4(g) or 4(h) hereof or at 4:00 p.m. New York City time on the fifth Business Day prior to the Remarketing Date if the Remarketing Dealer has not elected to remarket the ROARS.

          (b) In addition, the Remarketing Dealer may terminate all of its obligations under this Agreement immediately by notifying the Company and the Trustee of its election to do so, at any time on or before the Remarketing Date, in the event that:
(i) any of the conditions referred to or set forth in
Section 8(a), (b) or (c) hereof have not been met or satisfied in full, (ii) any of the events set forth in Section 8(d) shall have occurred after the Remarketing Dealer elects on the Notification Date to remarket the ROARS or (iii) the Remarketing Dealer determines, in its reasonable discretion, after consultation with the Company, that it shall not have received from the Company all of the information it has requested, whether or not specifically referenced herein, necessary to satisfy its due diligence obligation under the 1933 Act in connection with the remarketing of the ROARS or to fulfill its obligations under this Agreement.

          (c) Notwithstanding any provision herein to the contrary, in lieu of terminating this Agreement pursuant to
Section 11(b) above, upon the occurrence of any of the events set forth therein, the Remarketing Dealer, in its sole discretion at any time between the Determination Date and 10:30 a.m., New York City time, on the Business Day immediately preceding the Remarketing Date, may elect to purchase the ROARS for remarketing and determine a new Interest Rate to Maturity in the manner provided in Section 4(d) of this Agreement, except that for purposes of determining the new Interest Rate to Maturity pursuant to this paragraph the Determination Date referred to therein shall be the date of such election and redetermination. The Remarketing Dealer shall notify the Company, the Trustee and DTC by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 11:00 a.m., New York City time, on the date of such election, of the new Interest Rate to Maturity applicable to the ROARS. Thereupon, such new Interest Rate to Maturity shall supersede and replace any Interest Rate to Maturity previously determined by the Remarketing Dealer and, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the ROARS on and after the Remarketing Date, the Company and the Trustee; provided that the Remarketing Dealer, by redetermining the Interest Rate to Maturity upon the occurrence of any event set forth in Section 11(b) as set forth above, shall not thereby be deemed to have waived its right to determine a new Interest Rate to Maturity or terminate this Agreement upon the subsequent occurrence of any other event set forth in Section 11(b). If the Remarketing Dealer elects to purchase the ROARS in accordance with this clause (c), the Company will retain the right to redeem the ROARS as specified in Section 4(h) of this Agreement, subject to the terms and conditions applicable to such redemption as specified in this Agreement, provided that such election shall be made no later than 12:30 p.m. New York City time on the Business Day immediately preceding the Remarketing Date.

          (d)  If this Agreement is terminated pursuant to this
Section 11, such termination shall be without liability of any party to any other party, except that, in the case of termination pursuant to Section 11(b) of this Agreement, the Company shall reimburse the Remarketing Dealer for all of its reasonable out-of-pocket expenses incurred in connection with this Agreement or the remarketing of the ROARS pursuant to this Agreement, including the reasonable fees and disbursements of counsel for the Remarketing Dealer, and except further as set forth in
Section 11(e) below. Sections 1, 9, 10, 11(d) and 11(e) shall survive such termination and remain in full force and effect.

          (e) In the case of either (i) termination of this Agreement pursuant to Section 11(b), (ii) the occurrence, prior to the Remarketing Dealer's election on the Notification Date to remarket the ROARS, of any event set forth in Section 8(d)(ii) or
(v), (iii) any redemption or any failure by the Company to redeem the ROARS following any election by the Company to effect such redemption as specified in Section 4(h) (each a "Calculation Event"), the Company shall immediately following the Calculation Amount Determination Date (as defined below) pay the Remarketing Dealer, in same-day funds by wire transfer to an account designated by the Remarketing Dealer, the fair market value, calculated as set forth below, of the Remarketing Dealer's right to purchase and remarket the ROARS pursuant to this Agreement (the "Calculation Amount").

     The Calculation Amount will be determined by the Remarketing Dealer in good faith and on a commercially reasonable basis and will be equal to an amount, if any, that would be paid by the Remarketing Dealer in consideration of an agreement between the Remarketing Dealer and a Reference Corporate Dealer (other than the Remarketing Dealer) to enter into a transaction that would have the effect of preserving for the Remarketing Dealer the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent) by the Remarketing Dealer and the Beneficial Owners that would, but for the occurrence of the Calculation Event, have been required on the Remarketing Date; provided that, if the Calculation Amount is being determined with respect to a Calculation Event occurring on or after the Remarketing Dealer's election on the Notification Date to remarket the ROARS, the Calculation Amount will be equal to the excess, if any, of (x) the Dollar Price over (y) the aggregate principal amount of the ROARS then outstanding. In determining the Calculation Amount, the Remarketing Dealer will be entitled to assume that the ROARS are obligations issued by the United States Department of the Treasury backed by the full faith and credit of the United States of America. The Remarketing Dealer shall determine the applicable Calculation Amount as soon as practicable after the occurrence of any of the events as described in (i) through (iii) in the preceding paragraph (the "Calculation Amount Determination Date"). The Remarketing Dealer shall promptly notify the Company of the Calculation Amount Determination Date and the Calculation Amount by telephone, confirmed in writing (which may include facsimile or other electronic transmission). The Calculation Amount, absent manifest error, shall be binding and conclusive upon the parties hereto.

     The parties acknowledge that there is no set of circumstances under this Agreement whereby the Company would be required to pay the Calculation Amount in the event that the Remarketing Agent completes the purchase of the ROARS on the Remarketing Date as contemplated hereby.

          (f) This Agreement may not be terminated by the Company.

          Section 12. Remarketing Dealer's Performance; Duty of Care. The duties and obligations of the Remarketing Dealer shall be determined solely by the express provisions of this Agreement and the Indenture. No implied covenants or obligations of or against the Remarketing Dealer shall be read into this Agreement or the Indenture. In the absence of bad faith on the part of the Remarketing Dealer, the Remarketing Dealer may conclusively rely upon any document furnished to it, which purports to conform to the requirements of this Agreement and the Indenture, as to the truth of the statements expressed in any of such documents. The Remarketing Dealer shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties. In connection with this Agreement, the Remarketing Dealer shall incur no liability to the Company or to any Beneficial Owner or Holder of ROARS in its individual capacity or as Remarketing Dealer for any action or failure to act in connection with the remarketing or otherwise, except that the foregoing shall not relieve the Remarketing Dealer from (a) its obligations under Sections 4(d), 4(e) and 4(f) or (b) liability as a result of any gross negligence or willful misconduct on its part.

          Section 13.  GOVERNING LAW.  THIS AGREEMENT SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE
STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE
PERFORMED IN SUCH STATE.

          Section 14. Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof, this Agreement shall remain in full force and effect from the date hereof until the earlier of the first day thereafter on which no ROARS are outstanding or the completion of the remarketing of the ROARS. Regardless of any termination of this Agreement pursuant to any of the provisions hereof, the obligations of the Company pursuant to Sections 9, 10, 11(d) and 11(e) hereof shall remain operative and in full force and effect until fully satisfied.

          Section 15. Successors and Assigns. The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Dealer. The rights and obligations of the Remarketing Dealer hereunder may not be assigned or delegated to any other person without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and the Remarketing Dealer and their respective successors and assigns, and will not confer any benefit upon any other person, partnership, association or corporation other than persons, if any, controlling the Remarketing Dealer within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, or any indemnified party to the extent provided in Section 9 hereof, or any person entitled to contribution to the extent provided in Section 10 hereof. The terms "successors" and "assigns" shall not include any purchaser of any ROARS merely because of such purchase.

          Section 16.  Headings.  Section headings have been
inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provisions of this Agreement.

          Section 17. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

          Section 18.  Counterparts.  This Agreement may be
executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

          Section 19. Amendments. This Agreement may be amended by any instrument in writing signed by each of the parties hereto so long as this Agreement as amended is not inconsistent with the Indenture in effect as of the date of any such amendment.

          Section 20. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing (which may include facsimile or other electronic transmission) and shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

          (a)  to the Company:

                         Stewart Enterprises, Inc.
                         110 Veterans Memorial Boulevard
                         Metairie, Louisiana 70005
                         Telephone:  (504) 837-5880
                         Facsimile:  (504) 849-2307
                         Attention:  Chief Executive Officer

          (b)  to NMS:

                         NationsBanc Montgomery Securities LLC
                         100 North Tryon Street
                         Charlotte, North Carolina  28255
                         Telephone:  704-386-9690
                         Facsimile:  704-388-0502
                         Attention:  Syndicate

or to such other address as the Company or the Remarketing Dealer shall specify in writing.
     IN WITNESS WHEREOF, each of the Company and the Remarketing Dealer has caused this Remarketing Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

                              STEWART ENTERPRISES, INC.



                              By  /s/ Ronald H. Patron
                                -----------------------------
                                Title: Chief Financial Officer,
                                       President - Corporate Division and
                                       Executive Vice President


                              NATIONSBANC MONTGOMERY
                                SECURITIES LLC



                              By  /s/  Jeffrey M. Kane
                                -----------------------------
                                Title: Managing Director


 1/Service Mark of NationsBanc Montgomery Securities LLC